Exhibit 10.11

Contract No. LHJN-002-08
Processing Contract for the Complete Equipment Installation of Drip Fertilizer

Party A: Shaanxi Techteam Jinong Humic Acid Products Co., Ltd.
Party B: Xi’an Kingtone Information Co., Ltd

NOW, THEREFORE, in consideration of the Contract Law of People’s Republic of China as well as agreements made by the Parties herein through mutual friendly negotiation, both Parties hereto agree as follows:

I Name of the Complete Equipment
The process, equipment, and complete manufacturing design and installation for the production line of compound liquid fertilizer with the annual capacity of 30,000 tons;

II Processing Method
  Design, manufacturing, installation and debugging for the production line of the compound liquid fertilizer;

III. Price
   Total amount: RMB 4 million, that is four million RMB (refer to the Contract List)

IV Quality Requirement
1.	Capacity: 5tons per hour solid fertilizer
2.	Homogeneous degree: CV≤5%
3.	Manufacturing the specification, type and quality in accordance with the Contract List
4.	Equipment, pipelines and etc. are painted into Party B’s standard color.
5.	The design of equipment; manufacturing and supply of the complete equipment and auxiliary material; the installation and debugging of the entire equipment.
6.	The piping material, wind pipe, dust pipe, material hopper, Square Material pipe and etc shall be manufactured and installed in accordance with Party A’s design.
7.	Electric device: supplied and installed in accordance with the design requirements (excluding the installation of lighting device)
8.	Manufacturing and installing the platform, guardrail, ladder stand, supporters and etc as per the design requirements.

V Term of the Project
1.
Party B shall enter the working site of Party B and conduct the installation 60 days within the receiving of Party A’s prepayment and installation notice for conducting the civil engineering upon signing the contract.

Installation term: 25 days; 20 days for installation and 5 days for debugging.

2. Adjournment for the term of project: In the event of the following situations, the term of project can be adjourned accordingly upon party A’s written approval:
1) In the event of eight hours stoppage due to the consecutive blackout during the installation and debugging, the project term can be postponed one day;
2) Fail to timely supply the installing material by Party A (see to the appendix for the installing material)
3) fail to carry out the work (installation and debugging) due to Party A’s reason
4) Force Majeure (earthquake, sever weather, fire, flood, government policies and etc.)
3. Party B must submit a written report 3 days after the occurrence above and the representative of Party A must reply within three days. In case of the overdue days, Party B shall regard the confirmation of adjournment by Party A.

VI. Method and terms of payment
1.	Method of payment: telegraphic transfer. Party A must pay the amount to the bank account officially stipulated by Party B.
2.	Terms of payment:
1)	Party A shall prepay 20% of the contract within ten days upon signing the contract, that is eight hundred thousand RMB
2)	65% of the contract amount to Party B prior to the delivery, that is two million six hundred thousand RMB
3)	10% of the contract amount, that is four hundred thousand RMB upon receiving the full amount of invoice provided by Party B after the installation and debugging
4)	5% contract amount, which will be the guarantee fee, that is two hundred thousand, shall be pay off 6-month successful running after the acceptance.

VII Method and const of Transportation
Party B shall be liable to the free transportation. The equipment will be transported to the factory of Shaanxi Techteam Jinong Humic Acid Products Co., Ltd by car.

VIII Party A’s Responsibilities
1.	Construct the major factory workshops and frames according to the Party B’s design requirements.
2.	After equipments are arrived at the destination, Party A should assist Party B to unload the equipments and appropriately manage them.
3.	Provide a lockable warehouse for Party B at the installation period to store important or portable equipments.
4.	Provide free construction sites, working and drinking water. Set up electricity instruments without asking any cost.
5.	Arrange ____ operation workers of important positions to study with the shifts at the installation period and assist to do some side works for the free training.
6.	Connect the electricity on time. Prepare the raw materials on time and arrange workers to make experiments with full load.

IX Party B’s Responsibilities
1.	Party B is responsible for setting up all required tools on the site and appropriately managing all equipments on the site.
2.
Abide by all regulations or rules of Party A at the construction period. Construction and technical staffs are responsible for accommodations and foods by themselves. But Party A should provide convenience.

3.	Pay electricity fee to Party A based on the real usage and local rate.
4.	Train relative operation staffs without any cost.
5.
Provide after-sales service. The quality warranty period of the equipments and installation is 1 year after acceptance. But it does not exceed 18 months. Party B should provide relative free substitute equipments or parts. Party B is responsible for all costs or lost of Party A because of the quality issue at the quality warranty period. Otherwise, Party B can charge cost fee based on the maintenance costs. Party B should provide all life time maintenance service.

6.	When quality issue or operation issue comes up, Party B should make response and get to the site to fix the issues within 48 hours after receiving the call.
7.
Party B should abide by safety regulations strictly to make sure the construction work is doing safely and in a good manner. Party B is responsible for the body safety and other safety duties of all working staffs.

8.
Party B should work, manufacture, install, and debug by using its technologies and equipments according to the technical requirements of the agreement. Party B should accept the inspections or supervising from Party A.

X Responsibility for breach of contract
1.	Party B must compensate Party A 500 RMB per day in the even of failing to complete the installation and debugging within stipulated time.
2.
In the event Party A fails to pay the contract amount in accordance with the contract, the overdue amount will be regarded as the late fee and calculated by 3‰ per day. Meanwhile, Party A shall not use the equipment.

3.
In case of failing to complete the project in due time due to Party A’s fault, Party A must compensate 500 RMB per day to Party B. Provided that the accumulated stoppage has exceeded 30 days, Party B has the right to withdraw the site till the working condition is favorable to Party A .

4.
In the event of failing to conduct the load debugging after 20- day successful unload debugging with the fault of Party A, the remaining contract amount must be settled first and notify Party B’s debugging after the favorable load debugging, the cost of which must be assumed by Party A. In the event of failing to be on site within 7 days upon receiving the notice, the travel expense shall be assumed by Party B.

5.
In case of failing to meet the capacity and quality requirements due to Party B’s design faults in specification and type, Party B must replace the disqualified equipment without of charge and the project term shall not be adjourned.

6.
Party A must organize the acceptance work in one week after receiving Party B’s acceptance notice. If not, the work can be accepted. In case of using the equipment to produce by Party A without acceptance and permission, the work can be regarded and the guarantee period can be from as of day.

7.	In the even of breach the contract by any party, one party shall assume the responsibility and losses to the other party.

XI Settlement of disputes
 Any dispute arising out of, or in connection with this Agreement shall be first settled by both Parties hereto through mutual negotiation in good faith. In case no successful settlement is reached thereby, either party hereto may submit such dispute to local people’s Court for arbitration.

XII Others
1.	Party A shall be liable to the civil engineering.
2.	In the event of losses caused by the force majeure, Party B must be responsible for the losses to the equipment and party A for the project.
3.	Party B shall submit the as-build material one original three copies to Party A within ten days upon acceptance.
4. Party B enters the factory and construct. Two parties sign up the construction safety agreement.
5. The project contract lists and technology flow charts work as the attachments of the contract and have the same legal validity as the contract.

XIII For other events not mentioned on the contract, two parties can make additional agreement after negotiation that will have the same legal validity as the contract after two parties sign up or seal it.

XIV The contract is valid after two parties sign up or seal it. The contract has one type four copies. Each party will keep two copies. The contract lists have the same legal validity as the contract.

Party B:
Xi’an Kingtone Information Co., Ltd.(Seal)

Party A:
Shanxi TechTeam Jilong Humic Acid Products Co., Ltd.(Seal)

Date of Signing up: June 19 2008

Acceptance Report

Name of the Project	Processing Contract for the Complete Equipment of Drip Fertilizer

Consigner(Party A)	Shaanxi Techteam Jinong Humic Acid Products Co., Ltd

Consignee(Party B)	Xi’an Kingtone Information Co., Ltd

Scope of the Acceptance	1.	Consistence of the production line design, manufacturing and supply of the complete equipment and auxiliary material, installation and debugging with the processing contract and Contract List.
Capacity: 5tons per hour solid fertilizer
Homogeneous degree: CV≤5%
	2.	Consistence of the piping material, wind pipe, dust pipe, material hopper, Square Material pipe and etc with Party A’s design.
	3.	Whether the electric device supplied and installed in accordance with the design requirements (excluding the installation of lighting device)

	4.	Whether the platform, guardrail, ladder stand, supporters and etc Manufactured and installed as per the design requirements.
Whether the application software is complete.
	5.	Whether the drawings and materials are complete and updated.
	6.	whether the components and spares are completed
	7.	whether the expected results has been achieved by the training
	8.	Whether the project term is favorable with the contract.

Conclusion	All items above are satisfying upon initial acceptance and trial operation. The official operation can be conducted upon final acceptance.

Party A	/s/ Yan Zhuang Date: 6/20/2009

Party B	/s/ Peng Zhang Date: 6/20/2009